Exhibit 10.19
RESTRICTED STOCK AWARD AGREEMENT
NORTHFIELD BANCORP, INC. 2008 EQUITY INCENTIVE PLAN
          This Agreement is provided to                                          (“Participant” or “You”) by Northfield Bancorp, Inc. (the “Company”) as of January 30, 2009 (the “Grant Date”), the date the Committee appointed by the Board of Directors of the Company awarded the Participant a Restricted Stock Award pursuant to the Northfield Bancorp, Inc. 2008 Equity Incentive Plan (the “2008 Plan”), subject to the terms and conditions of the 2008 Plan. Capitalized terms used in this Agreement and not otherwise defined, have the meanings assigned to such terms in the 2008 Plan. The holder of this Restricted Stock Award hereby accepts such award subject to all the terms and provisions of the 2008 Plan, and should refer to the 2008 Plan for all terms and provisions of this Restricted Stock Award.
1.	Grant Date. January 30, 2009 (“Grant Date”).

2.	Number of Shares of Stock Subject to Awards. ### ### shares of Stock (“Shares”), subject to adjustment as may be necessary pursuant to Article 3 of the 2008 Plan.

3.	Vesting Schedule. The restrictions imposed under Section 4 hereof will expire as to the following shares awarded hereunder, on the respective vesting dates (“Vesting Date”); provided that the Participant is still employed by or in service with the Company or any Subsidiary on the respective Vesting Dates and no event, as described in the 2008 Plan, has occurred that would result in the Vesting Dates being accelerated:

Number of Shares Vesting	Vesting Date
###___###	January 30, 2010
###___###	January 30, 2011
###___###	January 30, 2012
###___###	January 30, 2013
###___###	January 30, 2014
4.	Restrictions. The unvested Shares underlying your Restricted Stock Award are subject to the following restrictions until they vest, expire or terminate (the “Restricted Period”).
(a)	Restricted Stock is subject to the vesting schedule in Section 3 of this Agreement.

(b)	Restricted Stock may not be sold, transferred, exchanged, pledged, hypothecated, assigned or otherwise encumbered.

(c)	If your employment or service with the Company or any Subsidiary terminates for any reason other than as set forth in the 2008 Plan, then You will forfeit all of your rights, title and interest in and to the unvested Restricted Stock (including any accumulated dividends) as of the date of termination, and the unvested Restricted Stock, and accumulated dividends thereon, shall revert to the Company under the terms of the 2008 Plan.
5.	Delivery of Shares. Once the Shares are vested (see vesting schedule), the Shares (and accumulated dividends) will be distributed in accordance with your instructions. Delivery of the Shares will comply with all applicable laws (including federal securities laws), and the applicable requirements of any securities exchange. Issuance of the Shares may be made on a non-certificated basis, to the extent not prohibited by applicable law or applicable rules of the applicable stock exchange.

6.	Voting and Dividend Rights. As beneficial owner of the Shares of Restricted Stock, You have full voting rights with respect to the Shares during and after the Restricted Period. Cash dividends declared on your Shares will be held by the Company during the Restricted Period and will be paid to You as soon as practicable, but no later than two and one-half months after the Vesting Date of each share to which a dividend relates. No earnings will accrue on declared but unpaid cash dividends on unvested Restricted Stock. Stock dividends will vest and be earned at the same time and in the same manner as the Share on which the stock dividends are paid. If You forfeit your rights under this Agreement, You will no longer have any rights as a stockholder with respect to the unvested Restricted Stock and You will forfeit all dividends on such unvested Restricted Stock.

7.	Payment of Taxes. You may make an election to be taxed upon your Restricted Stock Award under Section 83(b) of the Code (“83(b) Election”) within 30 days of the Grant Date. If You make an 83(b) Election, You will be responsible for remitting an amount to the Company sufficient to pay all applicable withholding taxes. If You do not make an 83(b) Election, upon vesting of the Restricted Stock Award the Committee is entitled to require as a condition of delivery: (i) that You remit an amount sufficient to satisfy any and all federal, state and local (if any) tax withholding requirements and employment taxes (e.g., FICA and FUTA); (ii) that the withholding of such sums come from compensation otherwise due to You or from Shares due to You under the 2008 Plan; or (iii) any combination of the foregoing. Alternatively, employees may request the Company to withhold a number of shares sufficient to satisfy the minimum tax withholding. Any withholding shall comply with Rule 16b-3 or any amendments or successive rules. Directors who are not employees of the Company are self-employed and not subject to tax withholding.

8.	Plan Controls. The terms contained in the 2008 Plan are incorporated into and made a part of this Agreement, and this Agreement shall be governed by and construed in accordance with the 2008 Plan. In the event of any actual or alleged conflict between the provisions of the 2008 Plan and the provisions of this Agreement, the provisions of the 2008 Plan will control.

9.	Notice. Notices and communications under this Agreement must be in writing and delivered in the manner set forth in Section 7.16 of the Plan. Notices to the Company must be addressed to:
Northfield Bancorp, Inc.
581 Main Street, Suite 810
Woodbridge, New Jersey 07095
Attn: Director of Human Resources

With a copy to:	Northfield Bank 581 Main Street, Suite 810 Woodbridge, New Jersey 07095 Attn: Director of Human Resources
or any other address designated by the Company in a written notice to you. Notices to You will be directed to your address as then currently on file with the Company, or at any other address that You provide in a written notice to the Company.
          IN WITNESS WHEREOF, Northfield Bancorp, Inc., acting by and through the Board of Directors, has caused this Agreement to be executed as of the Grant Date set forth above.

NORTHFIELD BANCORP, INC.
By:
On behalf of the Board of Directors

Accepted by Participant:

Date:

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Schedule
The above form of Restricted Stock Award Agreement was signed by designated employees including the Named Executive Officers of Northfield Bancorp, Inc., as follows:

	Number of
	Shares of
	Stock
	Subject to	Number of Shares Vesting on January 30,
Participant	Awards	2010	2011	2012	2013	2014
John W. Alexander	168,000	33,600	33,600	33,600	33,600	33,600
Steven M. Klein	78,300	15,660	15,660	15,660	15,660	15,660
Kenneth J. Doherty	73,000	14,600	14,600	14,600	14,600	14,600
Michael J. Widmer	60,000	12,000	12,000	12,000	12,000	12,000
Madeline G. Frank	13,300	2,660	2,660	2,660	2,660	2,660

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